Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

DEPOMED, INC.

and

XANODYNE PHARMACEUTICALS, INC.

Dated as of June 21, 2012

i

4.5	Product Returns	25
4.6	Accounts Receivable	25
4.7	Use of Seller Brands	25
4.8	Regulatory Matters	26
4.9	Debarment and Exclusion	27
4.10	Notification of Customers	27
4.11	Government and GPO Contracts	28
4.12	Medicaid and Other State and Private Third Party Payer Rebates	28
4.13	Information for Calculating Prices	30
4.14	Seller Contact	30
4.15	Taxes	31
4.16	U.S. Excise Tax on Branded Pharmaceutical Manufacturers	32
4.17	Transaction Fees	32
4.18	Seller Covenant Not to Compete	32
4.19	Net Sales Reports	33
4.20	Privilege Rights	33
4.21	Corporate Existence	33
4.22	No Transfer of Right to Receive Milestone Payments	33
4.23	Medical Information Phone Number	34
4.24	Business Operation	34

ARTICLE V INDEMNIFICATION		34
5.1	Indemnification by the Seller	34
5.2	Indemnification by the Buyer	35
5.3	Claims for Indemnification	35
5.4	Survival	36
5.5	Limitations	37
5.6	Indemnification Payments	38
5.7	Setoff	38

ARTICLE VI MISCELLANEOUS		39
6.1	Notices	39
6.2	Entire Agreement	40
6.3	No Third Party Beneficiaries; No Successor Liability	40
6.4	Assignment	40
6.5	Severability	40
6.6	Counterparts and Signature	41
6.7	Interpretation	41
6.8	Governing Law	41
6.9	Remedies	41
6.10	Submission to Jurisdiction	41
6.11	Disclosure Schedules	42
6.12	Seller’s Knowledge	42

Seller Disclosure Schedule

Schedules:

Schedule 1.1(a)	Transferred Trademarks
Schedule 1.1(b)	Transferred Domain Names
Schedule 1.1(c)	Acquired Licenses and Seller Licensed Patents
Schedule 1.1(d)	Transferred Permits
Schedule 1.1(f)	Product Inventory
Schedule 1.1(h)	Equipment
Schedule 1.1(i)	Assumed Contracts
Schedule 1.1(j)	Prepaid Expenses
Schedule 1.2(c)	Excluded Assets
Schedule 1.3(e)	Assumed Liabilities
Schedule 1.5	Closing Inventory
Schedule 2.2(b)	Permitted Liens
Schedule 2.3	Tax Liens
Schedule 2.4(c)	USPTO Disclosure
Schedule 2.4(e)	Infringement Notices
Schedule 2.5(a)	Business Material Contracts
Schedule 2.11(d)	Clinical Trials
Schedule 2.16	Financial Statements
Schedule 2.17	Insurance
Schedule 4.2(a)	Transition Teams
Schedule 4.5	List of Product lot numbers sold exclusively by Seller

Exhibits:

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Patent License Assignment
Exhibit D	Trademark Assignment
Exhibit E-1	Seller FDA Letter (IND)
Exhibit E-2	Seller FDA Letter (NDA)
Exhibit F-1	Buyer FDA Letter (IND)
Exhibit F-2	Buyer FDA Letter (NDA)
Exhibit G	Assumption Agreement
Exhibit H	Seller Counsel Legal Opinion
Exhibit I	Buyer Counsel Legal Opinion
Exhibit J	Transition Plan
Exhibit K	Customer Notification

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Accountant	4.18.(c)
Acquired Assets	1.1
Acquired Licenses	1.1(c)
Additional Assumption Documents	1.6.(b)(x)
Additional Transfer Documents	1.6.(b)(vii)
Affiliate	4.8.(b)
Agreed Amount	5.3.(b)
Agreement	Preamble
Allocation	1.8
AMP	4.12.(a)
Ancillary Documents	1.6.(b)(x)
ANDA	2.6
Assumed Contracts	1.1.(i)
Assumed Liabilities	1.3
Assumption Agreement	1.6.(b)(viii)
Bill of Sale	1.6.(b)(ii)
Books and Records	1.1.(j)
Business	Preamble
Business Day	1.6.(a)
Business Material Adverse Effect	2.1
Business Material Contracts	2.5.(a)
Buyer	Preamble
Buyer FDA Letter	1.6.(b)(vi)
Buyer Material Adverse Effect	3.1
Buyer Rights Chain Group	1.5(c)
CDAPCA	2.11(a)
Chargebacks	4.11.(b)
cGMP	2.7
Claim Amount	5.3.(b)
Claim Notice	5.3.(b)
Closing	1.6.(a)
Closing Date	1.6.(a)
Closing Date Purchase Price	1.5
CMS	4.12.(a)
Code	1.8.
Composition	Preamble
Confidential Information	4.1
Core Reps	5.5.(a)
CSA	2.11(a)
Damages	5.1, 5.3(a)
DEA	2.11(a)
Deductible	5.5.(a)
Escrow Agent	1.5(a)

Terms	Reference in Agreement
Escrow Fund	1.5(a)
Escrow Agreement	1.5(a)
Excluded Assets	1.2
Excluded Liabilities	1.4
Excluded Tax Damages	5.5(a)
Exclusions	1.5(d)
FDA	1.6.(b)(v)
FDA Act	2.11(a)
Federal Ceiling Price	4.11(c)
First Additional Purchase Price Payment Date	1.5(a)(iv)
First Milestone Payment	1.5(a)(iv)
FSS	4.11(a)
GAAP	1.5(b)
Governmental Entity	2.2(c)
Health Authorities	2.11(a)
Health Laws	2.11(a)
HIPAA	2.11(h)
IND	2.11(b)
Indemnified Party	5.3(a)
Indemnifying Party	5.3(a)
Intellectual Property	2.4(a)
Investment Banker	2.15
Inventory Purchase Price	1.5(a)(ii)
Know-How	1.1(e)
Law	2.8
Laws	2.8
Lead Member	4.2(a)
Lead Members	4.2(a)
Liens	2.2(b)
Marketing Assets	1.1(g)
Medicaid Finished Product	4.12.(c)
Medical Information Phone Number	1.6(m)
NDA	2.11(b)
Net Sales	1.5(b)
Net Sales Report	4.19(a)
New Contact Number	4.23
Non-FAMP	4.11(a)
Order	2.4(e)
Other Assumed Liabilities	1.3(d)
Patent License Assignment	1.6(b)(iii)
Permits	1.1(d)
Permitted Liens	2.2(b)
PHS	4.11(d)
PO Purchase Price	1.5(a)(iii)
Product	Preamble

v

Terms	Reference in Agreement
Product Inventory	1.1(f)
Purchase Price	1.5(a)(v)
Rebates	4.12(b)
Report Deadline	4.19(a)
Returns Agreed Amount	5.3(c)
Returns Claim Amount	5.3(c)
Returns Claim Notice	5.3(c)
Returns Escrow Fund	1.5(a)
Second Additional Purchase Price Payment Date	1.5(a)(v)
Second Milestone Payment	1.5(a)(v)
Seller	Preamble
Seller Accounts Receivable	1.2(b)
Seller Brands	1.2(d)
Seller Disclosure Schedule	ARTICLE II
Seller FDA Letter	1.6(b)(v)
Seller Licensed Patents	1.1(c)
Seller Permits	2.9
Seller Product Returns	4.5(a)
Seller’s Knowledge	6.12
Tax Payee	4.15(c)
Tax Payor	4.15(c)
Tax Returns	2.3(a)
Taxes	2.3(a)
Taxing Authority	2.3(a)
Territory	1.1(c)
Third Party Claim Amount	5.3(a)
Third Party Claim Notice	5.3(a)
Trademark Assignment	1.6 (b)(iv)
Trademark Period	4.7(b)
Transaction Fees	4.17
Transition Plan	4.2(a)
Transition Team	4.2(a)
Transition Teams	4.2(a)
Transfer Taxes	1.7
Transferred Domain Names	1.1(b)
Transferred Intellectual Property	2.4(a)
Transferred Other IP	1.1(e)
Transferred Permits	1.1(d)
Transferred Trademarks	1.1(a)
VA	4.11(a)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 21, 2012, by and between Depomed, Inc., a California corporation (the “Buyer”), and Xanodyne Pharmaceuticals, Inc., a Delaware corporation (the “Seller”).

PRELIMINARY STATEMENT

WHEREAS, the Seller is engaged in the business of formulating, manufacturing, packaging, distributing, marketing and selling one or more pharmaceutical products containing diclofenac potassium in liquid capsule form (the “Composition”) (such products and the Composition, collectively, with all improvements, modifications, extensions and formulations thereof, including, but not limited to, XP21B, and including all forms of such products, the “Product”), including under the trademark of Zipsor® (the “Business”), and has certain rights with respect to the Product on a worldwide basis.

WHEREAS, the Seller desires to sell, convey, transfer, assign and deliver to the Buyer and the Buyer desires to purchase from the Seller all assets, rights and properties of Seller described herein relating to the Business upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                               Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.6 below), the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to acquire, purchase and accept from the Seller, all of the Seller’s right, title and interest in and to the Acquired Assets, wherever located, free and clear of any Liens (as defined in Section 2.2(b) below).  For purposes of this Agreement, the term “Acquired Assets” means:

(a)                                 all of Seller’s trademarks, service marks, logos, brands, trade names and other source identifiers, or any contraction, abbreviation or simulation thereof, created by or for the Seller, owned by the Seller, licensed by the Seller, or acquired by the Seller, for use with the Product or the Business, including Zipsor®, ProSorb®, and all applications and registrations of the foregoing, all of which are set forth on Schedule 1.1(a) (the “Transferred Trademarks”);

(b)                                 the Zipsor.com domain name and all other domain name registrations created by or for the Seller, owned by the Seller, licensed by the Seller, or acquired by the Seller, for use with the Product or the Business, including those domain name registrations set forth on Schedule 1.1(b) (the “Transferred Domain Names”);

(c)                                  each third party in-license of the Seller to any issued patent and pending patent application worldwide (the “Territory”) that relates to the Product or the Business, or the formulation, manufacture, distribution, sale or use of the Product, all of which are set forth on Schedule 1.1(c) (collectively, the “Acquired Licenses”), including any continuation, divisional, continuation in part application, renewal, reexamination, extension of each such patent and patent application, all of which are set forth on Schedule 1.1(c) (collectively, the “Seller Licensed Patents”);

(d)

(i)                                     all governmental, regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items (the “FDA Permits”) of the Seller with the United States Food and Drug Administration (the “FDA”) related to the Product or the Business, including those related to marketing, pricing or reimbursement approval, including those items set forth on Schedule 1.1(d)(i) (the “Transferred FDA Permits”); and

(ii)                                  to the extent transferrable, all of the Seller’s state governmental, regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items (“State Permits,” together with the FDA Permits, the “Permits”) exclusively or primarily related to the Product or the Business, including those related to marketing, pricing or reimbursement approval and including those items set forth on Schedule 1.1(d)(ii) (the “Transferred State Permits,” together with the Transferred FDA Permits, the “Permits”); and

(e)

(i)                                     (A) all of the Seller’s trade styles, copyrights, records (including, but not limited to, operating records), instructions, methods, processes, formulas, formulation information, technical information, validations, package specifications, chemical specifications, chemical and finished goods analytical test methods, data (including, but not limited to, stability data and clinical data), studies, product specifications, drawings and technology, laboratory notebooks, electronic databases and correspondence related to the Product or the Business (collectively, the “Know-How”) and (B) all of the Seller’s clinical, non-clinical, safety and adverse event report data, whether collected or in the process of collection, and manufacturing know-how related to the Product or the Business (collectively, the “Transferred Other IP”),

(ii)                                  (A) all other Intellectual Property of the Seller (1) exclusively or primarily related to the Product or the Business or (2) that is essential to the Product or the Business, including all trade secrets and (B) to the extent transferable, all manufacturing technology of the Seller (1) exclusively or primarily related to the Product or the Business or (2) that is essential to the Product or the Business;

(f)                                   all of the inventory of the Product, including, but not limited to, the existing finished quantities, work in process, raw materials, constituent substances, materials

(including, but not limited to, packaging materials and other collateral), stores and supplies, as well as any trade, sample or prototype inventories of the Product wherever located (the “Product Inventory”), all of which are set forth on Schedule 1.1(f);

(g)                                  all of the Seller’s marketing and sales assets exclusively or primarily related to the Product or the Business or that are material to the Product or the Business, in any form or format, wherever located, including, but not limited to, all promotional materials, collateral, artwork, call lists, sales data, distribution history, marketing or sales analyses, training materials and collateral, customer lists and pricing information (the “Marketing Assets”), including the assets set forth on Schedule 1.1(g), whether purchased by or developed by the Seller; provided, however, that any information not related to the Product or the Business may be redacted from such materials;

(h)                                 all other assets, properties, equipment, fixtures, tooling, machinery, materials and supplies owned or controlled by, or in possession of, the Seller, as set forth on Schedule 1.1(h) hereto;

(i)                                     all of the Seller’s rights under the Business Material Contracts and purchase orders set forth on Schedule 1.1(i) and all rights thereunder (the “Assumed Contracts”);

(j)                                    all of the Seller’s prepaid expenses, fees or other similar payments related to the Business made in respect of the Acquired Assets, as set forth on Schedule 1.1(j);

(k)                                 all of the Seller’s books, ledgers, files, reports, data, plans and records exclusively or primarily related to the Product or the Business or that are material to the Product or the Business, wherever located (the “Books and Records”), including the Books and Records set forth on Schedule 1.1(k); provided, however, that any information not related to the Product or the Business may be redacted from such materials and that the Books and Records shall not include any Tax books and records;

(l)                                     copies of (i) all marketing and sales assets that relate to the Product or the Business and (ii) all books, ledgers, files, reports, data, plans and records that relate to the Product or the Business to the extent that such items do not constitute Marketing Assets or Books and Records;

(m)                             all claims, causes of action or other rights of the Seller, if any, arising out of any of the Acquired Assets arising before, on or after the Closing Date (other than the Seller Accounts Receivable);

(n)                                 all of the Seller’s goodwill associated with the Acquired Assets; and

(o)                                 all other assets, rights and properties of the Seller that (i) exclusively or primarily relate to the Product or the Business or (ii) are essential to the Product or the Business.

1.2                               Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Excluded Assets.  For purposes of this Agreement, the term “Excluded Assets” means the following:

(a)                                 all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(b)                                 all accounts receivable related to sales of the Product prior to the Closing, including any sales, use or similar Taxes (as defined in Section 2.3 below) levied on or included in such accounts receivable, any unpaid interest accrued on any such accounts receivable and any security or collateral related thereto, and any payments received with respect thereto on or after the Closing Date (as defined in Section 1.6 below), as applicable (collectively, the “Seller Accounts Receivable”);

(c)                                  all assets, properties or rights set forth on, or arising under any contracts or agreements set forth on, Schedule 1.2(c), including but not limited to the deposit pursuant to the contract between the Seller and Relay Health;

(d)                                 all trademarks, tradenames, logos or any contraction, abbreviation or simulation of the Seller not specifically set forth on Schedule 1.1(a) (the “Seller Brands”);

(e)                                  all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Documents (as defined in Section 1.6(b)(x) below);

(f)                                   all tangible property of the Seller not specifically set forth on Schedule 1.1(h) or that is not an Acquired Asset; and

(g)                                  all other assets, rights and properties of the Seller that are not included in the Acquired Assets.

1.3                               Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due, only the Assumed Liabilities.  For purposes of this Agreement, the term “Assumed Liabilities” means only the following liabilities and obligations of the Seller:

(a)                                 all liabilities and obligations of the Seller arising under the Transferred Permits, including the PREA commitment listed on Schedule 1.3(a) hereto, and the Assumed Contracts after the Closing, excluding any liabilities and obligations resulting from any breach or violation of any Assumed Contract prior to the Closing;

(b)                                 all liabilities and obligations of the Seller in respect of the Acquired Assets arising or incurred by the Buyer after the Closing;

(c)                                  all liabilities and obligations related to returns of the Product received on and after the Closing Date;

(d)                                 except as set forth in this Agreement, all liabilities and obligations that arise on account of the sale of the Product after the Closing; and

(e)                                  all liabilities and obligations set forth on Schedule 1.3(e) (“Other Assumed Liabilities”).

1.4                               Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Excluded Liabilities, and the Buyer does not hereby and shall not assume or in any way undertake to perform, pay, satisfy or discharge the Excluded Liabilities.  For purposes of this Agreement, the term “Excluded Liabilities” means all liabilities and obligations of the Seller, of every kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) other than those specifically listed or described in the definition of Assumed Liabilities.  Without limitation of the foregoing, the Excluded Liabilities shall include the following:

(a)                                 all liabilities and obligations related to any Excluded Assets;

(b)                                 any liabilities and obligations arising out of the Seller’s operation of the Business or ownership of the Acquired Assets prior to the Closing, including, but not limited to, any liabilities and obligations relating to the returns of the Product received by the Seller prior to the Closing Date, any product liability, or any breach of warranty or similar claim for injury or other harm to person or property, regardless of when asserted, that arises out of the use or misuse of the Product supplied by, for or on behalf of the Seller prior to the Closing;

(c)                                  all liabilities and obligations with respect to the Acquired Assets or the Business to employees or independent contractors of the Seller, or persons or entities asserting claims on behalf of such employees, including any liability for employment, labor, pension or personnel benefits;

(d)                                 all liabilities and obligations of the Seller under this Agreement and the Ancillary Documents;

(e)                                  all liabilities and obligations related to (i) any and all Taxes in respect of the Business or otherwise related to the Acquired Assets for any period ending on or before the Closing Date, as determined pursuant to Section 4.15(a), and (ii) any and all Taxes of the Seller or any of its Affiliates (as defined in Section 4.8(b));

(f)                                   all liabilities and obligations of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(g)                                  all liabilities and obligations of the Seller arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent that such action or proceeding relates to any action or omission that occurred prior to the Closing by or on behalf of the Seller; and

(h)                                 all liabilities and obligations of the Seller to pay any bonus, royalty, milestone or similar payment pursuant to any Acquired License.

1.5                               Purchase Price.  As consideration for the Acquired Assets, in addition to assuming the Assumed Liabilities, subject to the terms and conditions of this Agreement:

(a)                                 Buyer shall pay:

(i)                                     to the Seller at the Closing $25,900,000 (the “Closing Date Purchase Price”), of which $3,000,000 (such amount, together with any interest thereon, the “Escrow Fund”) shall be paid to Wells Fargo Bank, N.A. as escrow agent (the “Escrow Agent”) in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”);

(ii)                                  to the Seller upon receipt by the Buyer or its designee, the amount of inventory set forth on Schedule 1.5 (the “Inventory Purchase Price”);

(iii)                               to the Seller, $2,000,000 (the “First Milestone Payment”) within 30 days of the end of the first calendar year in which the Net Sales of the Product exceed $30,000,000 (the “First Additional Purchase Price Payment Date”); and

(iv)                              to the Seller, $3,000,000 (the “Second Milestone Payment” and, together with the Closing Date Purchase Price, the Inventory Purchase Price and the First Milestone Payment, the “Purchase Price”) within 30 days of the end of the first calendar year in which the Net Sales of the Product exceed $60,000,000 (the “Second Additional Purchase Price Payment Date”).

(b)                                 For the purposes of this Agreement, “Net Sales” shall mean the gross amount invoiced for sales or other commercial dispositions of a Product by a member of the Buyer Rights Chain Group to a person or entity who is not a member of the Buyer Rights Chain Group minus the Exclusions (as defined in Section 1.5(d) below).  Net Sales shall be calculated in accordance with United States generally accepted accounting principles (“GAAP”) as consistently applied by the applicable Buyer Rights Chain Group member across all of its products.  Sales or other commercial dispositions of a Product among members of the Buyer Rights Chain Group for resale shall be excluded from the computation of Net Sales; provided, however, that any subsequent sale of a Product by any member of the Buyer Rights Chain Group to another person or entity that is not a member of the Buyer Rights Chain Group shall be included within Net Sales.  Notwithstanding the foregoing, a Product provided by a member of the Buyer Rights Chain Group for no revenue for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation at no or nominal charge to eligible patients in conjunction with a patient assistance program will not be included in Net Sales.  For purposes of calculating Net Sales, sales in any currency other than U.S. dollars shall be converted to U.S. dollars using the applicable exchange rate published in The Wall Street Journal on the first Business Day of the month immediately following the applicable fiscal quarter of the Buyer in which the sale occurred.

(c)                                  “Buyer Rights Chain Group” means (a) the Buyer, the Buyer’s Affiliates (as defined in Section 4.8 below) and their direct and indirect subsidiaries; (b) with respect to the Product, any person or entity to which any right in or to such Product, or any of the Intellectual Property covering such Product, is licensed, sublicensed, assigned or transferred by the Buyer, the Buyer’s Affiliates or their direct or indirect Subsidiaries; (c) with respect to the Product, any person or entity to which any right in or to such Product, or any of the Intellectual Property covering such Product, is licensed, sublicensed, assigned or transferred by any person described in clauses (a) or (b) above; (d) with respect to the Product, any successor or assign of any person or entity described in clauses (a), (b) or (c) above with respect to such person’s or entity’s interest in such Product; and (e) any Affiliate of any person or entity described in clauses (b), (c) or (d) above.

(d)                                 “Exclusions” means, with respect to a Product, the following items to the extent included in the gross invoiced price of such Product and not separately invoiced, in each case to the extent actually and reasonably allowed or incurred in connection with the sale of such Product:  (a) amounts invoiced for freight, postage, shipping and insurance, handling and other transportation costs, provided, that, if a shipment contains product(s) other than such Product, then a reasonable allocation shall be made that does not allocate freight, shipping, insurance and other transportation expenses disproportionately to such Product as compared to such other product(s); (b) sales, use, value added and other similar taxes with respect to sales or other dispositions of such Product (reduced by any refunds of such taxes deducted in the calculation of Net Sales for prior periods and excluding income taxes); (c) tariffs, customs duties, surcharges and other governmental charges levied on the sale, transportation or delivery of such Product; (d) government rebates and discounts; (e) reasonable credits or allowances for returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions, billing corrections or bad debts; (f) trade discounts, credits or allowances; (f) rebates, discounts, credits, allowances and charge backs, including those granted to managed care organization, wholesaler, distributor, buying group, health care insurance carrier, chain pharmaceutical, mass merchandiser, staff model HMO, pharmacy benefit manager and hospital buying group/group purchasing organization administration fees; and (g) patient assistance programs.  There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales.  The Exclusions shall be determined in accordance with GAAP, as consistently applied by the applicable Buyer Rights Chain Group member across all of its products.

1.6                               Closing; Delivery and Payment.

(a)                                 Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 12:30 p.m., Pacific time, on the date of this Agreement (the “Closing Date”) at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022, unless another date, place or time is agreed to in writing by the Buyer and the Seller.  For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

(b)                                 At the Closing:

(i)                                     the Buyer shall pay the Closing Date Purchase Price and the Inventory Purchase Price by wire transfer of immediately available funds to such account or accounts as the Seller and the Escrow Agent, as applicable, shall designate in writing to the Buyer;

(ii)                                  the Seller shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”);

(iii)                               the Seller shall execute and deliver a Patent and Trademark License Assignment in substantially the form attached hereto as Exhibit C (the “Patent License Assignment”);

(iv)                              the Seller shall execute and deliver a Trademark Assignment in substantially the form attached hereto as Exhibit D (the “Trademark Assignment”);

(v)                                 the Seller shall execute and deliver to the Buyer a letter from the Seller to the FDA transferring to the Buyer the rights to the applicable Transferred Permits issued by the FDA, in substantially the form attached hereto as Exhibit E (the “Seller FDA Letter”);

(vi)                              the Buyer shall execute and deliver to the Seller a letter from the Buyer to the FDA assuming responsibility for post-Closing obligations for the applicable Transferred Permits issued by the FDA, in substantially the form attached hereto as Exhibit F (the “Buyer FDA Letter”);

(vii)                           the Seller and the Buyer shall execute and deliver such other instruments of transfer, conveyance and assignment as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Acquired Assets (the “Additional Transfer Documents”);

(viii)                        the Buyer shall execute and deliver to the Seller an Assumption Agreement in substantially the form attached hereto as Exhibit G (the “Assumption Agreement”);

(ix)                              the Seller shall execute and deliver to the Buyer a certification pursuant to U.S. Treasury regulation § 1.1445-2(b)(2), in a form reasonably acceptable to the Buyer, that the Seller is not a “foreign person” for U.S. federal income tax purposes;

(x)                                 the Buyer and the Seller shall execute and deliver such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities (the “Additional Assumption Documents” and, together with the Bill of Sale, the Patent License Assignment, the Trademark Assignment, the Seller FDA Letter, the Buyer FDA Letter, the Additional Transfer Documents, the Assumption Agreement and the Additional Assumption Documents, the “Ancillary Documents”);

(xi)                              the Seller shall deliver or make available to the Buyer, each to the extent existing in physical or electronic form and in the possession of the Seller, the Marketing Assets, the Books and Records and the Transferred Other IP;

(xii)                           the Seller shall deliver or make available to the Buyer, or otherwise put the Buyer in possession and control of, all of the other Acquired Assets of a tangible nature owned by the Seller, it being understood that physical delivery of the Product Inventory shall be made by the Seller and costs thereof shall be borne by the Seller;

(xiii)                        the Seller shall deliver to the Buyer a legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP dated as of the Closing Date and addressed to the Buyer in the form attached hereto as Exhibit H;

(xiv)                       the Buyer shall deliver to the Seller a legal opinion of Baker Botts L.L.P. dated as of the Closing Date and addressed to the Seller in the form attached hereto as Exhibit I; and

(xv)                          the Seller shall deliver to the Buyer such documentation as may be reasonably requested by the Buyer evidencing the receipt or satisfaction, as applicable, of each consent, approval, notification, disclosure, filing and registration set forth or required to be set forth on Schedule 2.2(a), Schedule 2.2(b), Schedule 2.2(c) and Schedule 2.5(c).

1.7                               Taxes and Fees.  Any and all sales taxes, use taxes, transfer taxes, excise taxes, tariffs, stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary fees, recording taxes, license or registration fees, value added taxes, recording fees or similar taxes or charges, including any interest or penalties thereon, imposed by any Governmental Entity (as defined in Section 2.2(c) below) upon the transfer of the Acquired Assets hereunder (“Transfer Taxes”) shall be timely paid by the Seller.  The Seller shall timely file all tax returns, bulk sales notices and other documentation with respect to such Transfer Taxes required by applicable Tax Law to be filed by the Seller.  If the Buyer is required by applicable Tax Law to file a tax return or other documentation with respect to any Transfer Tax, the Buyer shall timely file such return or documentation.  The Seller shall reimburse the Buyer for any Transfer Tax paid by the Buyer within 20 Business Days of such payment.  If required by applicable Tax Law, the Parties will join in the execution of any Tax Returns and other documentation relating to Transfer Taxes.

1.8                               Allocation of Purchase Price.  No later than 60 days after the Closing Date, the Buyer shall prepare and deliver to the Seller for its review, comment and consent (such consent not to be unreasonably withheld, conditioned or delayed) a statement setting forth the allocation of the sum of the Purchase Price, plus any related Assumed Liabilities, plus any other amounts as required by applicable Tax Law among the Acquired Assets, which allocation shall be made in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable U.S. Treasury regulations (the “Allocation”).  The Seller shall notify the Buyer in writing within 30 days after receipt of the Allocation of any reasonable objections the Seller may have with the Allocation, in which case the Buyer and the Seller shall use their good faith efforts to reach agreement thereon.  In the event the Buyer and the Seller fail to so agree within 30 days after the Seller’s notice has been delivered, then the Buyer and the Seller shall promptly engage, at the Seller’s expense, an accounting firm of national reputation and mutually agreeable to each of the Buyer and the Seller to resolve the dispute within 60 days of the engagement.  The Allocation finally determined pursuant to agreement of the parties or resolution by such accounting firm shall be used by the Seller and the Buyer for all purposes, including preparation and filing of IRS Form 8594, and no party hereto shall take or assert any position inconsistent therewith except to the extent required by applicable Tax Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth herein or in the disclosure schedule delivered by the Seller to the Buyer and dated as of the date of this Agreement (the “Seller Disclosure Schedule”).

2.1                               Organization, Standing and Power.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Business Material Adverse Effect.  For purposes of this Agreement, the term “Business Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the Product, the Acquired Assets, the Assumed Liabilities, the Business or the ability of the Seller to consummate, including any material delay in the Seller’s ability to consummate, the transactions contemplated by this Agreement.

2.2                               Authority; No Conflict; Required Filings and Consents.

(a)                                 The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby by the Seller have been duly authorized by all necessary corporate action on the part of the Seller.  The consummation of the transactions contemplated by this Agreement have been approved by all necessary action on the part of the Seller’s stockholders.  This Agreement has been, and each such Ancillary Document will be, duly executed and delivered by the Seller, and this Agreement is, and each such Ancillary Document when so duly executed and delivered by the Seller and, if applicable, the Buyer, will be, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(b)                                 The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Documents to which it is or will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Seller, each as amended to date, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent, notice or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance (“Liens”), other than Permitted Liens, on or with respect to any of the Acquired Assets, including, but not limited to, the Assumed Contracts, the Acquired Licenses or the Transferred Permits, or (iii) subject to compliance with the requirements specified Section 2.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to the Seller or any of its properties or assets.  For purposes of this Agreement, the term “Permitted Liens” means (A) mechanic’s, materialmen’s, landlord’s, laborer’s, carrier’s, warehouseman’s, supplier’s, vendor’s and similar liens incurred in the ordinary course of business, (B) liens for Taxes not yet due and payable and (C) any other liens set forth Schedule 2.2(b) hereto.

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any U.S. federal, state, municipal or local government, court, tribunal, agency, commission, regulatory authority or instrumentality or any other U.S. entity or person exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to a government (a “Governmental Entity”) is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Documents to which it will be a party or the consummation by the Seller of the transactions contemplated hereby and thereby, except for such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to materially diminish or impair the use or value of the Acquired Assets or the value or operation of the Business.

2.3                               Taxes.

(a)                                 The Seller has timely filed all material Tax Returns that it has been required to file, and all such Tax Returns were true, correct and complete in all material respects.  The Seller has paid on a timely basis all Taxes that have been due from and payable by the Seller.  For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, duties, levies or other similar assessments or liabilities in the nature of a tax, including income, excess profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, premium, value-added, excise, real property, personal property (tangible and intangible), inventory, stamp, capital stock, sales, use, service, transfer, withholding, employment, social security, unemployment, disability, payroll, occupational, severance, estimated and franchise taxes imposed by any Taxing Authority and (B) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (A) or any contest or dispute thereof, (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Taxing Authority in connection with Taxes (including any attachments thereto or amendments thereof), (iii) “Taxing Authority” means any U.S. or non-U.S. federal, state, municipal or local government, court, tribunal, agency, commission, regulatory authority or instrumentality or any other entity or person exercising executive, legislative, judicial, regulatory or administrative authority to impose, levy or assess any Tax, and (iv) “Tax Law” means any U.S. or non-U.S. federal, state, provincial, municipal or local law, statute, ordinance, treaty, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Taxing Authority.  The Seller has complied in all material respects with all applicable Tax Laws relating to the filing of Tax Returns and the payment and withholding of Taxes, and all Taxes that the Seller has been required by Tax Law to withhold or collect have been duly withheld or collected and, to the full extent required, have been properly paid to the appropriate Taxing Authorities.

(b)                                 The Seller (i) is not a party to any agreement with any Taxing Authority extending the time within which to file any Tax Return (which Tax Returns are related to the Acquired Assets or the Business) and (ii) has not granted, or been requested to grant, any extension of the statute of limitations for the assessment or collection of Taxes (which Taxes are related to the Acquired Assets or the Business).

(c)                                  There are no Liens with respect to Taxes upon any of the Acquired Assets, other than with respect to Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been set forth on the Seller’s financial statements as set forth on Schedule 2.2(b).

(d)                                 With respect to the Business or the Acquired Assets, there is no action, suit, proceeding, audit, claim or assessment pending, or to the Seller’s Knowledge (as defined in Section 6.12 below), proposed by a Taxing Authority with respect to any Taxes.

(e)                                  No written claim has been made by any Taxing Authority that the Seller is or may be subject to taxation in a jurisdiction where the Seller does not file a Tax Return related to the Business or the Acquired Assets.

(f)                                   None of the Acquired Assets is subject to or owned by any tax partnership, as defined in Section 761 of the Internal Revenue Code of 1986, as amended, and the related U.S. Treasury regulations.

2.4                               Intellectual Property.

(a)                                 The Transferred Intellectual Property constitutes all Intellectual Property that (i) is owned or licensed by the Seller with respect to which the Seller possesses other rights and (ii) (A) relates primarily or exclusively to the Product or the Business or (B) is essential for the sale of the Product or the operation of the Business.  The Seller has good, saleable and sole title in and to all of the Transferred Intellectual Property, free and clear of all Liens, other than Permitted Liens, and free and clear of any requirement of any royalty, milestone or similar payments.  The Seller has not (i) transferred ownership of, (ii) granted any license or other right to use, or (iii) authorized the retention of any rights to use, any Transferred Intellectual Property to any third party.  For purposes of this Agreement, (A) the term “Intellectual Property” means any and all intellectual property rights and other similar proprietary rights in any and all jurisdictions, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (1) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (2) applications for and registrations of such patents, including reexaminations, extensions and counterparts claiming priority therefrom, inventions, invention disclosures, discoveries and improvements, whether or not patentable, trademarks, service marks, trade names, domain names, copyrights and designs, (3) proprietary or confidential processes, formulae, methods, schematics, technology, know-how and computer software programs and applications, including data files, source code, object code and software-related specifications and documentation, (4) other tangible or intangible proprietary or confidential information and materials, including proprietary databases and data compilations, in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction, (5) all moral rights and all other proprietary rights that are primarily related to, used or maintained in connection with or for the purpose of the operation, conduct or maintenance of the Business, and (6) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and the right to sue third parties for infringement (including, without limitation, damages and injunctive relief) of any of the foregoing based on activities occurring prior to and including the Closing Date and any current or future right to receive royalties based on any of the foregoing, whether choate or inchoate, known or unknown, contingent or non-contingent; and (B) the term “Transferred Intellectual Property” means the Acquired Licenses, Seller Licensed Patents, Transferred Trademarks, Transferred Domain Names and Transferred Other IP.

(b)                                 Except as to the Acquired Licenses or the Seller Licensed Patents, the Seller is not a party to any agreement pursuant to which the Seller has licensed or obtained any Transferred Intellectual Property from a third party.  All registrations, issuances and applications for the Transferred Intellectual Property, including, but not limited to, the Seller Licensed Patents set forth Schedule 1.1(c), the Transferred Trademarks set forth Schedule 1.1(a) and the Transferred Domain Names set forth Schedule 1.1(b) (A) have been duly filed or registered (as applicable) with the applicable Governmental Entity and properly maintained in all material respects, including without limitation the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions, and (B) have not lapsed or expired.  Schedule 1.1(b) of the Seller Disclosure Schedule lists all actions that must be taken by the Seller within 180 days from the date of this Agreement to maintain or renew such registrations, issuances and applications, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes to, or the filing of any documents or certificates with, the relevant patent, copyright, trademark or similar authorities in the United States.

(c)                                  To the Seller’s Knowledge, there is no material fact with respect to any patent application owned or licensed by the Seller and comprised within the Transferred Intellectual Property required to be disclosed to the United States Patent and Trademark Office that was not disclosed and that would reasonably be expected to (i) preclude the issuance of an issued patent from such patent application or (ii) render any issued patent issuing from such patent application invalid or unenforceable.  The Seller has complied in all material respects with applicable requirements including the duty to disclose and applicable duties of candor in the filing and prosecution of the patents and patent applications, comprised within the Transferred Intellectual Property.

(d)                                 To the Seller’s Knowledge, no third party is infringing or violating or misappropriating any of the Transferred Intellectual Property or has made any claim of ownership or right to any Transferred Intellectual Property.  The Seller has not sent any notice to or asserted or threatened any action or claim against any person or entity involving or relating to any Transferred Intellectual Property.  The Seller has not received any written notice from any third party notifying the Seller of, or requesting, that in relation to the Product, the Acquired Assets or the Business, the Seller enter into a license, under any third party Intellectual Property right.

(e)                                  The operation of the Business, including the Seller’s manufacturing, marketing and sale of the Product, does not infringe or violate or constitute a material misappropriation of any Intellectual Property of any third party, violate the rights of any third party (including rights to privacy or publicity), or constitute unfair competition or an unfair trade practice under any applicable Law.  The Seller has not received any written claim or notice alleging any such infringement, violation or misappropriation.  There is no pending or, to the Seller’s Knowledge, threatened claim, interference, opposition or demand of any third party challenging the ownership, validity or scope of any Transferred Intellectual Property.  The Seller has not been served with or provided written notice that any Transferred Intellectual Property is the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, judgment, proceeding or stipulation (“Order”), and the Seller is not subject to any Order barring or limiting the Seller’s use, license or ownership of any Transferred Intellectual Property.

(f)                                   Neither this Agreement nor the transactions contemplated by this Agreement will result in the Buyer granting or issuing, or being obligated to grant or to issue, any rights or licenses with respect to the Intellectual Property of the Buyer to any third party pursuant to any contract or agreement to which the Seller is bound, including, but not limited to, the Acquired Licenses or the Assumed Contracts.

(g)                                  The Seller has not sought or procured a “freedom to operate” opinion or analysis from patent counsel with respect to the development, manufacture, marketing, distribution, sale or other use of the Product.

(h)                                 The Seller has taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information comprising a part of the Transferred Intellectual Property.  The Seller requires each person or entity employed or retained by it as a consultant or independent contractor who contributed to the creation or development of any of the Transferred Intellectual Property to enter into an agreement covering confidentiality and assignment of inventions, a form of which has been made available to the Buyer.  No current or former employee, officer, consultant or independent contractor of the Seller, or to the Seller’s Knowledge, any other person or entity, has any right, title, claim or interest in, to or under any Transferred Intellectual Property owned or developed by or on behalf of the Seller, or acquired by the Seller.

(i)                                     All fees, annuities, royalties, honoraria and other payments that are or were due from the Seller on or before the Closing for any of the Transferred Intellectual Property or the Assumed Contracts have been paid.

(j)                                    No government funding or facilities of a university, college, other educational institution or research center, were used by the Seller or to the Seller’s Knowledge another party in (i) the development of or acquisition by the Seller of the Transferred Intellectual Property or the Product or (ii) the conduct of the Business.

2.5                               Contracts.

(a)                                 Schedule 2.5(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Seller is a party as of the date of this Agreement that (i) relates exclusively or primarily to the Product or the Business or (ii) has been used by the Seller and is material to the Product or the Business (collectively, the “Business Material Contracts”).

(b)                                 The Seller has made available to the Buyer a complete and accurate copy of each Business Material Contract.  Each Business Material Contract is the legal, valid and binding obligation of the Seller and is in full force and effect with respect to the Seller and, to the Seller’s Knowledge, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms.  The Seller has not waived any of its material rights under any Business Material Contract.  No Business Material Contract restricts the conduct or operation of the Business, including to accommodate the intellectual property rights of a third party.  Except as may be reflected in the Business Material Contracts, the Seller has not at any time assigned, transferred or otherwise conveyed any or all of its rights, title, interests, duties or obligations in, to, under or with respect to the Business Material Contracts nor are any such rights encumbered.  The Seller is not in violation of or in default under, and to the Seller’s Knowledge, no other party to any Business Material Contract is in violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a violation of or material default under or permit termination, material modification or acceleration of any material obligations of the Seller pursuant to) any Business Material Contract.

(c)                                  Except as set forth on Schedule 2.5(c) of the Seller Disclosure Schedule, each Business Material Contract that constitutes an Assumed Contract is assignable or transferable to the Buyer without (i) the written consent of the other party, (ii) the prior written notice to the other party and (iii) the making of any payment or grant of any other consideration or rights to the other party.

2.6                               Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending with respect to the Acquired Assets or the Business (i) to which the Seller is a party, (ii) of which the Seller has received written notice or (iii) with respect to which Seller has Knowledge and, to the Seller’s Knowledge, no such action, suit, proceeding, claim, arbitration or investigation has been threatened against the Seller.  There are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Acquired Assets or against the Seller with respect to the Business.  The Seller has not received or been notified of and has no knowledge of any Paragraph IV Certification Notice in accordance with 21 U.S.C. § 355(j)(2)(B)(ii) advising either the Seller or the owner or assignee of the Seller Licensed Patents of the filing by an Abbreviated New Drug Application with respect to the Product (“ANDA”).  To the Seller’s Knowledge, no ANDA filing has been threatened with respect to the Product.

2.7                               Inventory.

(a)                                 The Product Inventory consists of bulk tablets, trade inventories and sample inventories.  All inventories of the Product consist of a quality usable and saleable, as applicable, in the ordinary course of business.  All trade inventories of the Product comprising part of the Product Inventory have an expiration date of at least 24 months from the date of this Agreement.  All sample inventories of the Product comprising part of the Product Inventory have an expiration date of at least 12 months from the date of this Agreement.  All of the Product Inventory is free of defects (including defects in packaging, labeling, storage and encapsulation), and complies in all material respects with all applicable specifications and all applicable Law, including, without limitation, all regulatory requirements and environmental Laws, including cGMP and may be introduced into interstate commerce in the United States in accordance with applicable Law.  All Product Inventory that has been returned, is expired or has been deemed unusable or not fit for sale, has been or will be destroyed in accordance with the policies of the Seller.  For purposes of this Agreement, “cGMP”  means the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211, for the manufacture and testing of pharmaceutical materials.

2.8                               Compliance With Laws.  The Seller is in compliance in all material respects with, is not in material violation of, and, since January 1, 2008, has not received any notice alleging any material violation with respect to, any applicable Law with respect to the Product, the Business or the ownership or operation of the Acquired Assets. For purposes of this Agreement, “Law” or “Laws” means any U.S. federal, state, provincial, municipal or local law, statute, ordinance, treaty, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

2.9                               Permits.  The Seller has all Permits necessary for the Seller to own, lease or operate the Acquired Assets and operate the Business in the manner currently conducted and in which the Business has been conducted prior to the date of this Agreement.  Schedule 1.1(d) contains a complete listing of all such Permits (the “Seller Permits”).  The Seller is in compliance in all material respects with the terms of the Seller Permits and has not received any written notices that it is in violation of any of the terms or conditions of such Seller Permits.  All such Seller Permits are in full force and effect and no action or claim is pending or, to the Seller’s Knowledge, threatened to revoke, suspend, adversely modify or terminate any such Seller Permit or declare any such Seller Permit invalid in any material respect.  The Seller has not received any written notice with respect to any failure by the Seller to timely possess any Seller Permit.

2.10                        Product Liability.  No product liability claims have been received in writing by the Seller and, to the Seller’s Knowledge, no such claims have been threatened against the Seller, in each case relating to the Product.  There is no judgment, order or decree outstanding against the Seller (or to Seller’s Knowledge, any other person or entity) relating to product liability claims with respect to the Product.

2.11                        Regulatory Matters.

(a)                                 The Product has been researched, developed, tested, manufactured, supplied, promoted, co-promoted, distributed, marketed, commercialized, stored and sold by Seller and, to the Seller’s Knowledge, by each other person on behalf of the Seller, as applicable, in compliance in all material respects with (i) the Federal Food, Drug and Cosmetic Act (the “FDA Act”), the Comprehensive Drug Abuse Prevention and Control Act of 1970 (the “CDAPCA”), the Controlled Substances Act (the “CSA”), the Patient Protection and Affordable Care Act (“PPACA”) and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s cGMP, good laboratory practices and good clinical practices, and in all material respects all other Health Laws, rules and regulations and (ii) all Transferred Permits.  For purposes of this Agreement, (A) the term “Health Laws” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing and distribution of these products, including, but not limited to, Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, pricing, safety surveillance, record keeping and filing of required reports, including, but not limited to,  the FDA Act, the Public Health Service Act, as amended, their associated rules and regulations promulgated thereunder and (B) the term “Health Authorities” means the Governmental Entities which administer Health Laws, including, but not limited to, the FDA and the United States Drug Enforcement Agency (the “DEA”).

(b)                                 The Seller has made available to the Buyer as of the date of this Agreement complete and correct copies of (i) each New Drug Application (“NDA”) and each Investigational New Drug application (“IND”) submitted to the FDA with respect to the Product, including all supplements and amendments thereto and (ii) all other correspondence, communications or filings submitted to the FDA and received from the FDA, including meeting minutes, with respect to the Product, the Acquired Assets, or the Business, including, but not limited to, all supplements and amendments thereto.

(c)                                  The Seller has made available to the Buyer as of the date of this Agreement complete and correct copies of all (i) material scientific and clinical data of the Seller and all material written and electronic correspondence with all Health Authorities with respect to the Product, (ii) all audit reports performed by the Seller or on its behalf to assess the Seller’s compliance with applicable Health Laws, rules and regulations, and (iii) any material document, correspondence or other communication prepared by or on behalf of the Seller or received by the Seller from the DEA or the United States Department of Justice, in each case with respect to the Product, the Acquired Assets or the Business.

(d)                                 The clinical trials (including any post-marketing studies) conducted by or on behalf of the Seller related to the Product (which, for the avoidance of doubt, shall not include investigator-sponsored clinical trials), each of which are set forth on Schedule 2.11(d), were, and if still pending, are, being conducted in all material respects in accordance with all applicable Laws and all applicable clinical trial protocols, informed consents and applicable requirements of the FDA, including, as applicable, the FDA’s good clinical practices and good laboratory practices regulations.

(e)                                  The Seller is not subject to any investigation related to the Product, the Acquired Assets or the Business that is pending and of which the Seller has been notified in writing or, to the Seller’s Knowledge, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), the Federal False Claims Act (31 U.S.C. § 3729) or the FDA Act (21 U.S.C. § 301 et seq).

(f)                                   The Seller has not received any written notice that the FDA or any other Governmental Entity has commenced, or overtly threatened to initiate, any action to withdraw its approval or request the recall of the Product, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility at which the Product is manufactured.

(g)                                  The Seller has not submitted any claim for payment to any government healthcare program in connection with any referrals related to the Product that violated in any material respect any applicable self-referral Law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

(h)                                 The Seller has not submitted any claim for payment to any government healthcare program related to the Product in material violation of any Laws relating to false claim or fraud, including the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

(i)                                     The Seller has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder (collectively “HIPAA”), and (ii) other applicable privacy Laws, in each case as related to the Product, the Acquired Assets or the Business.

(j)                                    To the Seller’s Knowledge, the Product is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or Law of any jurisdiction.

(k)                                 To the Seller’s Knowledge, there have not been and are not now any investigations, adverse third party allegations or actions, or claims against the Seller, including any pending or threatened action against the Seller, in any court or by or before any Governmental Entity, with respect to the Product, or the Seller’s obligations set forth herein, including any which may adversely affect the Seller’s ability to perform its obligations under this Agreement.

(l)                                     Neither the Seller nor to the Seller’s Knowledge, any officer, employee or agent of the Seller has made an untrue statement of material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the Health Authority or any other Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case as related to the Product, the Acquired Assets or the Business.  Neither the Seller nor, to the Seller’s Knowledge, any officer, employee or agent of the Seller has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws.  Neither the Seller nor, to the Seller’s Knowledge, any officer, employee or agent of the Seller has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.

(m)                             Neither the Seller nor, to the Seller’s Knowledge, any of its manufacturers of the Product have received any Form 483 observations, warning letters or other communications from a Governmental Entity related to the Product or the Business that would reasonably be expected to adversely impact the manufacture or the marketing of the Product in the United States.

(n)                                 Neither the NDA nor any written correspondence with the FDA made available to the Buyer reflects any material safety concerns with respect to the Product.  All such materials have been made available to the Buyer.

(o)                                 Seller has paid for the annual PDUFA Fees for the Products due for all time periods prior to the Closing.  For the avoidance of doubt, the PDUFA Fees due on October 1, 2012 shall be the responsibility of the Buyer.

2.12                        Title to Acquired Assets; Condition of Acquired Assets.  The Seller has (and subject to the Buyer’s own actions after the Closing, the Buyer will have) good, marketable and indefeasible title to, or a valid leasehold interest in, all the Acquired Assets, in each case free of all Liens, other than Permitted Liens. At the Closing, the Seller will convey, transfer, assign and deliver to the Buyer good title to the Acquired Assets, free of all Liens, other than Permitted Liens.

2.13                        Sufficiency of Acquired Assets.  The Seller does not utilize any assets that are material to the Product or the Business other than the Acquired Assets.  Tangible assets that are used partly in the Business but primarily in the operation of the Seller’s overall business are not material to the Product or the Business.  The Acquired Assets are sufficient to enable the Buyer to carry on the Business in substantially the same manner as the Business is carried on by the Seller prior to the date hereof; provided, however, the Seller is making no representation or warranty hereby as to the adequacy of the working capital or cash available to fund the Business as it will operate following the Closing or any representation or warranty as to the adequacy of employees available to operate the Business.

2.14                        Solvency.  On the Closing Date and immediately prior to and after the consummation of the transactions contemplated by this Agreement: (a) the Seller shall not intend, whether by virtue of the sale of the Acquired Assets (and the transactions contemplated hereby and under the Ancillary Documents) or otherwise, to hinder, defraud, or delay any of its present or future creditors, (b) the fair value, on a going concern basis, of the property of the

Seller is greater than the amount of the Seller’s liabilities (including disputed, contingent and unliquidated liabilities as properly discounted by the probability of occurrence), (c) the present fair saleable value, on a going concern basis, of the property of the Seller is not less than the amount that will be required to pay the probable liability of the Seller on its debts as they become absolute and matured in the ordinary course of business, (d) the Seller is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities as properly discounted by the probability of occurrence) as they mature in the normal course of business, (e) the Seller shall not be engaged in business or a transaction, and shall not about to be engaged in business or a transaction, for which any property remaining with the Seller shall be an unreasonably small capital, and (f) the Seller shall not intend to incur, and shall not believe that it is about to incur, debts that would be beyond the Seller’s ability to pay as such debts matured.

2.15                        Fair and Adequate Consideration.  The amount of consideration to be received by the Seller upon the sale of the Acquired Assets and the Business to the Buyer constitutes reasonably equivalent value and fair consideration for the Acquired Assets and the Business.  The Seller directed the party listed on Schedule 2.15 (the “Investment Banker”) to solicit and the Investment Banker did solicit indications of interest from, and held discussions with, multiple third parties regarding the possible acquisition of the Business and the Investment Banker concluded that the consideration provided to the Seller in this Agreement is reasonably equivalent to the value of the Acquired Assets.  After having considered information provided by the Investment Banker, the Board of Directors of the Seller has determined that the transactions contemplated by this Agreement are fair, just and reasonable to the Seller and the Seller’s stockholders.

2.16                        Financial Statements..  Schedule 2.16 of the Seller Disclosure Schedule includes (a) unaudited Product income statements prepared in the format the Seller has historically prepared for each of the three year periods ended December 31, 2011 and (b) interim unaudited Product income statements for the period ending on April 30, 2012.  The foregoing financial statements are derived from and in accordance with the books and records of the Seller, fairly represent the Product’s gross margin for the periods related thereto, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

2.17                        Insurance.  The Seller maintains the policies of product liability insurance set forth in Schedule 2.17 of the Seller Disclosure Schedule in connection with the Business.  Each such policy is in full force and effect and there is no claim pending under any of such policies relating to the Product, the Acquired Assets or the Business as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

2.18                        Absence of Certain Changes.  Since January 1, 2012, the Seller (i) has sold the Product to wholesalers or distributors only in the ordinary course of business and in amounts that are generally consistent with past sales by the Seller to its wholesale and distributor customers during comparable periods and (ii) has not engaged in any practice with the intent of increasing the levels of inventory of the Product in the distributor or wholesaler channels outside of the ordinary course of business and in anticipation of entering into this Agreement or any similar transactions with respect to the Product.

2.19         Disclosure.  None of this Agreement, any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to the Buyer or its representatives by or on behalf of the Seller in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date hereof.

3.1           Organization, Standing and Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect.  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, the ability of the Buyer to consummate, including any material delay in the Buyer’s ability to consummate, the transactions contemplated by this Agreement.

3.2           Authority; No Conflict; Required Filings and Consents.

(a)           The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which it will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer.  This Agreement has been, and each such Ancillary Document will be, duly executed and delivered by the Buyer and this Agreement is, and each such Ancillary Document when so duly executed and delivered by the Buyer and, if applicable, the Seller, will be, the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(b)           The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Documents to which it will be a party, and the consummation by the

Buyer of the transactions contemplated hereby and thereby, shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 3.2(c), conflict with or violate any permit, concession, franchise, license or Law applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)           No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Buyer common stock are listed for trading is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Documents to which it will be a party or the consummation by the Buyer of the transactions contemplated by hereby and thereby, except for such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Buyer Material Adverse Effect.

(d)           No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement or the Ancillary Documents.

3.3           Litigation.  There is no material litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened, against the Buyer, and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.

3.4           Financing.  The Buyer has sufficient funds to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

3.5           Condition of Business.  Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees the Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in this Agreement (as modified by the Seller Disclosure Schedule).

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1           Confidentiality.  From and after the Closing Date, the Seller, and each of Seller’s directors, officers, employees, contractors, agents and representatives, will treat and hold as confidential, and not use or disclose any of the Confidential Information to any third party (other than the stockholders of the Seller who shall agree to be subject to the provisions of this Section 4.1), except to pursue its rights under this Agreement or the Ancillary Documents.  In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or as otherwise required by Law) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 4.1.  If, in the absence of a protective order or the receipt of a waiver hereunder the Seller is compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, the Seller may disclose the Confidential Information to the Governmental Entity; provided, however, that the Seller shall use commercially reasonable efforts to obtain, at the request, and at the expense, of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  For the purposes of this Agreement, “Confidential Information” shall mean any nonpublic, proprietary or confidential information relating to the Product, the Acquired Assets or the Business, including, but not limited to, any information furnished by the Buyer to the Seller after the Closing in accordance with this Agreement, except to the extent that such information shall have become public knowledge other than through improper disclosure by the Seller.

4.2           Post-Closing Cooperation.

(a)           Each of the Seller and the Buyer shall appoint the persons set forth on Schedule 4.2(a) as representatives to participate on each party’s transition team (each, a “Transition Team” and together, the “Transition Teams”) for the purpose of working with the other party’s Transition Team to facilitate the implementation and execution of the transition plan attached hereto as Exhibit J (the “Transition Plan”) and to anticipate and resolve issues relating to the sale of the Product, the Acquired Assets and the Business by the Seller to the Buyer and the assumption of the Assumed Liabilities by the Buyer from the Seller.  Schedule 4.2(a) shall also set forth each of the Buyer’s and the Seller’s designee as each respective Transition Team’s Lead Member (each a “Lead Member” and together, the “Lead Members”).  Seller shall not terminate the employment of its Transition Team members without cause until their tasks under the Transition Plan are completed.  The Seller shall take all actions reasonably necessary to timely carry out the Transition Plan.

(b)           Subject to compliance with contractual obligations and applicable Law, following the Closing, each party shall afford to the other party and the other party’s authorized accountants, counsel and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (a) reasonable access and duplicating rights to all Confidential Information and other information relating to the

Product, the Business or the Acquired Assets within the possession or control of such party and (b) reasonable access to the personnel of such party.  Requests may be made under this Section 4.2 for financial reporting and accounting matters, preparing financial statements, preparing and filing any Tax Returns, determining the proration of Taxes under Section 4.15(a), prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities Law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, prosecuting patent applications and pursuing other patent matters, performing obligations under this Agreement and the Ancillary Documents and all other proper business purposes.  Except as expressly set forth in the Transition Plan, neither party shall be entitled to receive any compensation for making information or personnel available under this Section 4.2(b).

(c)           Promptly after the Closing Date, upon the Buyer’s written request, the Seller will cooperate with the Buyer in connection with the preparation of unaudited financial statements as of and for the period ending on the Closing Date covering the operations of the Business as of and for the period ending on the Closing Date to enable the Buyer to comply with applicable Legal Requirements with respect to reports and filings with the U.S. Securities and Exchange Commission (the “SEC”).  In preparing these financial statements the Seller will use efforts similar to those used in connection with its own audited financial statements.  Such financial statements shall comply with applicable Legal Requirements including in connection with the Buyer’s acquisition of a “significant business” pursuant to Regulation S-X of the SEC.  If requested by the Buyer, the Seller shall engage Ernst & Young LLP, its independent auditors, at the Buyer’s sole cost and expense, to audit the financial statements of the Business for the periods required by Regulation S-X of the SEC and to render an opinion on such financial statements.  The Seller will provide, if required by the Buyers’ independent auditors, customary executed representation letters required to enable independent auditors to render an opinion on audited financial statements.  The Seller shall request, and take all reasonable steps necessary to encourage, its auditors to cooperate with the Buyer and provide all necessary consents required by the SEC and customary “comfort letters” in connection with securities offerings of the Buyer and with its preparation of any financial statements or other reports pursuant to Legal Requirements.  The foregoing financial statements shall be (i) derived from and in accordance with the books and records of the Seller, (ii) fairly represent the financial condition, assets and liabilities of the Business as of periods related thereto, and (iii) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.  For the avoidance of doubt, all reasonable and documented out-of-pocket costs incurred by the Seller in accordance with this Section 4.2(c) shall be the sole responsibility of the Buyer.

4.3           Public Disclosure.  Any press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by the Seller and the Buyer.  Except as may be required by Law or stock market regulations, the Buyer and the Seller shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement prior to the Closing.  The Seller shall not make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the Buyer.

4.4           Further Assurances.  From time to time, as and when requested by either party, each of the parties will, at its expense (except as otherwise expressly provided in this Agreement), execute such additional documents and take such further actions as may be reasonably requested to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby, including executing and delivering or causing to be executed and delivered to the other party such additional documents as the other party or its counsel may reasonably request as necessary for such purpose.  Without limiting the foregoing, if at any time on or after the Closing Date, the Seller retains or obtains possession or control of any assets that existed as of the Closing Date and would have constituted an Acquired Asset on such date, the Seller shall promptly but in no event later than three Business Days after coming into such possession or control, deliver or return (or cause to be delivered or returned) such Acquired Assets to Buyer for no additional consideration.

4.5           Product Returns.  The Seller shall be liable only for returns received prior to the Closing Date.  The Buyer shall be liable for all Product returns of the Product received on or after the Closing Date.  In addition, the Seller will also notify its third party logistics provider not to accept returns of the Product on or after the Closing Date.

(a)           In the event the Seller receives and processes returns of Product on or after the Closing Date for which the Buyer is responsible for issuing credit, the Buyer shall reimburse the Seller within 30 days of receiving an itemized invoice from the Seller.

4.6           Accounts Receivable.

(a)           The Buyer hereby agrees and acknowledges that the Seller Accounts Receivable will remain the property of the Seller, and will be collected by the Seller regardless of when and by whom such Seller Accounts Receivables are collected or paid.  If the Buyer receives any payments of any kind from any obligor with respect to such Seller Accounts Receivable, then the Buyer will, within 30 days of receipt of such payment, remit the full amount of such payment to the Seller.

(b)           If the Seller receives any payments of any kind from any obligor related to sales of the Product after the Closing, including any sales, use or similar Taxes levied on or included in such payments, any unpaid interest accrued on any such payments and any security or collateral related thereto, and any payments received with respect thereto, then the Seller will, within 30 days of receipt of such payment, remit the full amount of such payment to the Buyer.

4.7           Use of Seller Brands.

(a)           The Seller hereby grants to the Buyer a fully-paid, royalty-free, non-exclusive, sublicensable, non-transferable and non-assignable right and license to use the Seller Brands used in connection with the Product for the purposes expressly set forth below in Section 4.7(b) for the Trademark Period.  All other uses by the Buyer of the Seller Brands not contemplated by Section 4.7(b) hereto will be subject to Seller’s prior written consent, which consent may be withheld in the Seller’s sole discretion.  All such other uses of the Seller Brands by Buyer shall inure to the benefit of the Seller.

(b)           The Buyer will be permitted, for a period commencing on the Closing Date and ending no later than the date of the latest expiration date for any individual unit of finished Products included in the Product Inventory (the “Trademark Period”) to use the Seller Brands used in connection with the Product in the Territory, solely to the extent set forth on packaging materials and labels for Product included in the Product Inventory, and solely in connection with the distribution and sale of such Product Inventory in the Territory.

(c)           The Buyer will not, directly or indirectly, challenge the Seller’s sole and exclusive ownership of all right, title and interest in and to the Seller Brands, or the validity or distinctiveness thereof, including the goodwill associated therewith, and acknowledges that all goodwill arising from use of the Seller Brands will inure solely to the benefit of the Seller.

(d)           Nothing contained in this Agreement will be construed as an assignment to the Buyer of any right, title or interest in the Seller Brands; it being understood that all rights, title and interest relating to the Seller Brands are expressly reserved by the Seller.

(e)           The Buyer will not use the Seller Brands other than as permitted hereunder and will not incorporate the Seller Brands into the Buyer’s corporate or business name in any manner whatsoever.  In using the Seller Brands, the Buyer will in no way represent that it has any right, title or interest in any of the Seller Brands other than those expressly granted under the terms of this Agreement.  The Buyer will have no right, and is hereby prohibited from, using any Seller Brand on any business card, letterhead, company or divisional name or designation of the Buyer, or any related materials.

4.8           Regulatory Matters.

(a)           Each of the Seller and the Buyer shall cooperate and use its commercially reasonable efforts to ensure compliance with all Laws, including but not limited to FDA regulation 21 C.F.R. 314.72, that may be or become applicable to the performance of its and the other party’s obligations pursuant to this Agreement.

(b)           Each party shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and shall, to the extent permitted by applicable Law, permit the other party to review in advance any proposed communication by such party to any Governmental Entity relating to the matters that are the subject of this Agreement.  For the purposes of this Agreement, “Affiliate” means, with respect to any party, any other person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls such party, (ii) is controlled by such party or (iii) is under common control with such party.  The terms “control” and “controlled” mean ownership of 50% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such party, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such party, firm, trust, corporation or other entity or combination thereof.

(c)           As soon as possible following the Closing Date, but not later than 30 days after the Closing Date, the parties will enter into an agreement to initiate a process for the transfer to the Buyer or its designee of adverse event safety data in a mutually agreed format, including post-marketing spontaneous reports received by the Seller, in order to monitor the safety of the Product and comply with any applicable regulatory authority requirements.

(d)           As soon as possible following the Closing Date, but not later than 30 days after the Closing Date, the parties will enter into an agreement to initiate a process for the transfer to the Buyer or its designee of medical information request responsibilities relating to the Product, the Acquired Assets or the Business. Until such transfer, the Seller will remain responsible for all medical information responsibilities associated with the Product, the Acquired Assets or the Business.

4.9           Debarment and Exclusion.  Each party will promptly inform the other party, but in no event later than five Business Days after such party has knowledge, if such party or any director, officer, agent or employee of such party is, or such party uses in any capacity the services of any individual or entity that is:

(a)           debarred, or proposed to be debarred 21 U.S.C. Section 335a(a) or 335a(b);

(b)           sanctioned by, suspended, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs;

(c)           charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion; or

(d)           engaged in any conduct that would reasonably be expected to result in debarment or exclusion under 21 U.S.C. Section 335a(a) or 335a(b), or under 42 U.S.C. Section 1320a-7, or sanction by, suspension, debarment, exclusion, or ineligibility to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs.

4.10         Notification of Customers.  Promptly after the Closing Date, the Buyer and the Seller, in substantially the form of notification attached hereto as Exhibit K, shall jointly notify all wholesale distributors of the Product: (a) of the transfer of the Acquired Assets to Buyer and retention of the Excluded Liabilities by the Seller; (b) that all purchase orders for Products received by the Seller prior to the Closing Date but not shipped prior to 12:01 a.m. (EST) on the Closing Date will be transferred to the Buyer (provided, that, to the extent that any purchase order cannot be so transferred, the Seller and the Buyer shall cooperate with each other to ensure that such purchase order is filled and that the Buyer receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred); (c) that all purchase orders for the Product received after the Closing Date should be sent to the Buyer at Telephone: (866) 223-0287, Telecopy: (888) 806-4864, E-mail: aa-ics-depomedorders@icsconnect.com; and (d) any returns for the Product received on or after the Closing Date by the Seller’s third party logistics provider will be returned to the customer with instructions to return Product to Buyer at Depomed, Inc., Attn: Returns Goods Processing, 420 International Road, Suite 500, Brooks, Kentucky 40109.

4.11         Government and GPO Contracts.

(a)           Federal Supply Schedule.  The Seller shall continue to list the Product under the Seller’s Federal Supply Schedule (“FSS”) until the earlier of (i) 30 days after the Closing Date or (ii) when Buyer adds the Product to its FSS contract or interim pricing agreement with the Department of Veterans Affairs (“VA”), at which time the Seller shall notify its contracting officer at the VA to remove the Product from Seller’s FSS.  The Seller shall provide the Buyer with all necessary information as required by Section 603 of Veterans Health Care Act and applicable “Dear Manufacturer” letters issued thereunder, including all data necessary for the Buyer to calculate Non-FAMPs and Federal Ceiling Prices (as defined in Section 4.11(c)) after transfer.  For purposes of this Agreement, “Non-FAMP” means the Non-Federal Average Manufacturer Price, or the average price paid to a manufacturer by wholesalers in the United States for a single form and dosage unit of a covered drug and for a period of time distributed to non-Federal purchasers, taking into account any cash discounts or similar price reductions during that period.  Until such time as the Products are removed from the Seller’s FSS, the Buyer shall honor the FSS pricing for the Product established by the Seller.

(b)           Chargebacks.  The Seller shall be responsible for all credits, chargebacks, reimbursements, administrative fees and other financial obligations to wholesalers and other distributors, group purchasing organizations, VA, insurers and other institutions related to the Product (collectively, “Chargebacks”) submitted with respect to the Product sold by the Seller through the Closing Date.  The Buyer is responsible for all Chargebacks for product sold by the Buyer or put in the channel by the Buyer after the Closing Date.

(c)           Calculation of Non-FAMP and Federal Ceiling Prices.  For the period of time the Product is listed under Seller’s FSS, in accordance with applicable Law, the Seller shall accurately calculate the Non-FAMP of each “covered drug” and the Federal Ceiling Price as defined in the Veterans’ Health Care Act of 1992 (38 U.S.C. Section 8126 et seq.) and the Department of Veterans Affairs Master Agreement (the “Federal Ceiling Price”), as applicable, and submit to the VA, in a timely manner, the amounts so calculated.  Following the transfer of the Product to Buyer’s FSS in accordance with applicable Law, the Buyer shall accurately calculate the Non-FAMP of each “covered drug” and the Federal Ceiling Price, as applicable, and submit to the VA in a timely manner, the amounts so calculated.

(d)           Public Health Service (“PHS”) Pricing.  On or prior to the Closing Date, the Seller shall provide the Buyer the calculated PHS pricing (also known as 340B pricing) for: (i) the calendar quarter during which the Closing Date occurs and (ii) the calendar quarter prior to the quarter during which the Closing Date occurs.  The Seller shall be responsible for all PHS pricing calculations for periods through June 30, 2012, and the Buyer shall be responsible for all PHS pricing calculations for periods starting after June 30, 2012.

4.12         Medicaid and Other State and Private Third Party Payer Rebates.

(a)           Access.  After the Closing Date, the Seller (i) will provide the Buyer access to the Center for Medicare and Medicaid Services (“CMS”) “Drug Data Reporting for Medicaid” database for the Product and (ii) for periods through June 30, 2012 the Seller will be exclusively responsible for reporting and certifying all necessary monthly and quarterly Average

Manufacturer Price (“AMP”) calculations and Customer Prompt Pay Discounts in accordance with Federal law.  For periods starting after June 30, 2012, the Buyer will be exclusively responsible for reporting and certifying all necessary monthly and quarterly AMP calculations and Customer Prompt Pay Discounts in accordance with Federal law.

(b)           Payment of Rebates.  The Seller shall process and pay any rebates to state Medicaid and other state and local governmental programs, federal programs, and private third party payers (collectively, “Rebates”) for periods through September 30, 2012, including any retroactive adjustments submitted in subsequent quarters, related to the Product reimbursed by the States for periods through September 30, 2012.  The Buyer shall be financially responsible for all Rebates with respect to the Product reimbursed by the States for all periods beginning on October 1, 2012.   The Seller will forward any applicable Rebate invoices it receives for which the Buyer is responsible to the Buyer within ten Business Days after receipt by the Seller of such invoice. The Buyer will make rebate payments directly to the States.

(c)           Medicaid Price Reporting.  The Seller shall continue monthly and quarterly reporting to CMS on each Medicaid Finished Product (as defined below) with Seller’s labeler code for periods through June 30, 2012, and shall simultaneously furnish such information to the Buyer. For periods starting after June 30, 2012, the Buyer shall report (i) the “average manufacturer price” to the CMS on a monthly basis within 30 calendar days of the end of each month, and (ii) the “quarterly average manufacturer price,” “Best Price,” “total exempt sales at the nominal price” and “aggregate customary prompt pay discounts” to the CMS on a quarterly basis within 30 calendar days of the end of each quarter, for the Product (“Medicaid Finished Product”).  During the 12 month period following the expiration dates contained in the last lot of Medicaid Finished Product containing the Seller’s labeler code, the Buyer shall assume monthly and quarterly reporting responsibility on each Medicaid Finished Product through the expiration date contained in the last lot of Medicaid Finished Product containing the Seller’s labeler code.  The Buyer shall be solely responsible for all Medicaid Rebate filings and payments relating to the Products sold under its own labeler code.

(d)           Other Programs.  For periods effective through September 30, 2012, the Buyer is prohibited from entering into any other state supplemental or private third party payer rebate arrangements for Medicaid Finished Products.  For periods effective after September 30, 2012, should the Buyer enter into any other state supplemental or private third party payer rebate arrangements for Medicaid Finished Products, the Buyer will pay these invoices as appropriate.  Any data reporting required by any such program shall be the Buyer’s responsibility and such data shall be shared between the parties as required to enable the Buyer to fulfill such responsibility.  If during at anytime prior to September 30, 2012, the Buyer changes the WAC price or enters into any agreements that would lower the “Best Price”, as defined by guidance from CMS, for the Product, Buyer will be financially liable for the incremental rebates caused by the changes to WAC or Best Price.  For the avoidance of doubt, the Seller will pay the invoices for the period through September 30, 2012, and invoice the Buyer for the incremental rebate amount caused by changes in WAC or Best Price, to be paid within 30 days.

(e)           Medicare Part D Gap Discount Program.  The Seller shall be financially liable for any rebates related to the Medicare Part D Gap Discount Program with respect to the Product for periods through September 30, 2012.  The Buyer shall be financially responsible for all rebates related to the Medicare Part D Gap Discount Program with respect to the Product for all periods beginning on October 1, 2012. Under the Medicare Part D Gap Discount Program, the Seller is required to make all payments for rebates filed with the Seller’s National Drug Code number.  For periods that the Buyer is financially liable as described above, the Buyer will reimburse the Seller for payments made on its behalf by the Seller within 30 days of any applicable itemized invoice from the Seller.  The Buyer shall be solely responsible for all Medicare Part D Gap Discount Program Rebate filings and payments relating to the Products sold under its own labeler code.

(f)            Tricare Rebate Program.  The Seller shall be financially liable for any rebates related to the Tricare Rebate Program with respect to the Product for periods through September 30, 2012.  The Buyer shall be financially responsible for all rebates related to the Tricare Rebate Program with respect to the Product for all periods beginning on October 1, 2012.  The Seller will forward any applicable Rebate invoices it receives for which the Buyer is responsible to the Buyer within five Business Days after receipt by the Seller of such invoice. The Buyer shall be solely responsible for all Tricare Rebate filings and payments relating to the Products sold under its own labeler code.

(g)           eVoucher.  The Seller shall be financially responsible for any redemptions related to the NDCHealth eVoucher program with respect to the Product through July 31, 2012.  The Buyer shall be financially responsible for all redemptions related to the NDCHealth eVoucher program with respect to the Product beginning on August 1, 2012.  Relay Health will bill Buyer directly for activity starting August 1, 2012.  On August 1, 2012, the existing deposit with Relay Health will be refunded to the Seller and the Buyer and Relay Health will negotiate a new deposit amount.

(h)           Fines, Penalties, Interest.  Any delays, errors, or omission in data provided by the Buyer to the Seller that result in fines, penalties, interest, or any other charges to the Seller shall be the sole responsibility of the Buyer and the Buyer shall reimburse the Seller for any such payments.  Any delays, errors, or omission in data provided by the Seller to the Buyer that result in fines, penalties, interest, or any other charges to the Buyer shall be the sole responsibility of the Seller and the Seller shall reimburse the Seller for any such payments.

4.13         Information for Calculating Prices.  Within 10 Business Days following June 30, 2012, the Buyer shall provide to the Seller in a customary format requested by Seller, detailed direct sales and non-return credit information by class of trade, corresponding chargeback detail by class of trade (date of processing of chargeback, chargeback amount, corresponding wholesale purchase price, contract price, name of contract, corresponding units, date of sale from wholesaler to contracted customer, and purchasing contracted customer’s class of trade), and any other information that Seller may request in order for the Seller to accurately calculate an appropriate Non-FAMP and/or the Federal Ceiling Price, and “average manufacturer price”, or “Best Price”, as defined by guidance from CMS, for Medicaid Finished Product, as applicable.  The provisions of Section 4.12(e) shall apply to all data provided in accordance with this Section 4.13.

4.14         Seller Contact.  The contact for the Seller for all matters relating to Sections 4.11 through 4.13 is:

Manager, Government Pricing and Report
Xanodyne Pharmaceuticals, Inc.
One Riverfront Place
Newport, Kentucky 41071

4.15         Taxes.

(a)           Apportionment of Tax Liability.  Proration of liability as between the Seller and the Buyer for personal property, ad valorem and real property Taxes, if applicable, on or with respect to the Acquired Assets or the Business will be made as of the Closing Date on the basis of the number of days before and including the Closing Date and the number of days after the Closing Date that are included in the Tax period.  Proration of liability as between the Seller and the Buyer for all other Taxes will be made by an interim closing of the books by assuming that the taxable period ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in such portion elapsed through the Closing Date as compared to the number of days in the portion elapsing after the Closing Date.  All Taxes constituting Excluded Liabilities shall be for the sole account of the Seller, and all other Taxes shall be for the sole account of the Buyer.  The Seller and the Buyer shall furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations in accordance with Section 4.2.

(b)           Tax Returns.  The Seller shall timely file all Tax Returns applicable to the Business or otherwise related to the Acquired Assets required to be filed on or before the Closing Date and shall timely pay all Taxes due with respect to such Tax Returns.  The Buyer shall file all Tax Returns applicable to the Business or otherwise related to the Acquired Assets required to be filed after the Closing Date, including IRS Form 8947, and shall timely pay all Taxes due with respect to such Tax Returns.  The parties will cooperate with each other after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Business or Acquired Assets in accordance with Section 4.2.

(c)           Payment.  The Buyer or the Seller, as applicable (“Tax Payee”), shall bill the Seller or the Buyer, respectively (“Tax Payor”), for the amount of Taxes paid by the Tax Payee that are for the sole account of the Tax Payor pursuant to Section 4.15(a) or Section 4.16, with the Tax Payor making payment to the Tax Payee within 20 Business Days of receipt of such bill, but in no case shall such payment be required to be made more than five Business Days prior to the due date of the Tax Return to which such Taxes relate.

(d)           Refunds.  The Buyer shall promptly forward to or reimburse the Seller for any refunds of Taxes (including any interest paid by a Taxing Authority thereon and any credits in lieu thereof which are clearly attributable to Taxes paid by the Seller), to the extent actually received or utilized by the Buyer or any of its Affiliates, for Taxes paid by or on behalf of the Seller with respect to the Excluded Assets.  The Seller shall promptly forward to or reimburse the Buyer for any refunds of Taxes (including any interest paid by a Taxing Authority thereon and any credits in lieu thereof which are clearly attributable to Taxes paid by the Buyer), to the extent actually received or utilized by the Seller or any of its Affiliates, for Taxes paid by or on behalf of the Buyer with respect to the Acquired Assets.  Any amount due pursuant to this

Section 4.15(d) shall be reduced by all reasonable expenses and Taxes incurred by the payor and its Affiliates to obtain such refund or credit.  No interest shall accrue on any amount due pursuant to this Section 4.15(d).

4.16         U.S. Excise Tax on Branded Pharmaceutical Manufacturers.  The Seller has filed the IRS Form 8947 due by December 15, 2011 and will pay the U.S. excise tax with respect to the Business on branded prescription drug sales, which is due by September 30, 2012. The Buyer will file all appropriate forms relating to the U.S. excise tax with respect to the Business on branded prescription drug sales which are due after the Closing Date, and the Buyer will pay all such taxes due after September 30, 2012.

4.17         Transaction Fees.  Each party shall be responsible for its own broker’s, finder’s, financial advisor’s, attorneys’, accounting, consulting or other similar fees, costs, expenses or commissions in connection with any of the transactions contemplated by this Agreement (“Transaction Fees”).  The Investment Banker has acted as the Seller’s exclusive financial advisor in connection with the transactions contemplated by this Agreement.

4.18         Seller Covenant Not to Compete.

(a)           The Seller, on behalf of itself, its subsidiaries, its successors in interest and assigns, covenants and agrees that from and after the Closing Date and for a five year period thereafter, the Seller shall not, directly or indirectly, on its own behalf or on behalf or in conjunction with another, own, control, manage, operate, engage in the business of or otherwise participate in the ownership, control, management, operation, or engagement in any business, whether corporate, proprietorship or partnership form or otherwise, engaged in the research, development, formulation, manufacturing, packaging, distribution, marketing or selling of any non-steroidal anti-inflammatory drug product that is competitive with the Product in the Territory; provided, however, such restriction shall not apply to the Seller’s continued manufacturing, packaging, distribution, marketing and sale of Roxicodone® (oxycodone hydrochloride).

(b)           The Seller, on behalf of itself, its subsidiaries, its successors-in-interest and assigns, covenants and agrees that from and after the Closing Date and for the earlier of seven years or final approval of a generic version of the Product, Seller shall not, directly or indirectly, on its own behalf or on behalf or in conjunction with another, own, control, manage, operate, engage in the business of or otherwise participate in the ownership, control, management, operation, or engagement in any business, whether corporate, proprietorship or partnership form or otherwise, engaged in the research, development, formulation, manufacturing, packaging, distribution, marketing or selling of any pharmaceutical product containing (i) the Composition, (ii) any isomers, hydrates, anhydrides, solvates, esters, salt forms, free acids or bases, complexes, metabolites, prodrugs or polymorphs of the Composition and/or (iii) any derivatives of the foregoing having substantially similar activity as the Composition.

(c)           The Seller agrees that the restrictions set forth in this Section 4.18 are reasonable in scope and duration and are necessary to protect the Buyer after the Closing.  The Seller acknowledges and agrees that the Seller’s breach of this Section 4.18 will cause irreparable damage and harm to the Buyer, and upon breach of any provision of this Section 4.18, the Buyer will be entitled to seek injunctive relief, specific performance or other equitable relief without bond other security; provided, however, that the foregoing remedies shall not limit any other remedies that the Buyer may have.

4.19         Net Sales Reports.

(a)           Until the earlier to occur of the payment of the Second Milestone Payment or the approval by the FDA of a generic version of the Product, the Buyer shall provide the Seller, within 45 days following January 1st of each calendar year (the “Report Deadline”), with reasonably detailed annual reports (each, a “Net Sales Report”) regarding Net Sales of the Product for the preceding 12 month period.

(b)           Each such Net Sales Report shall include (A) Net Sales during such 12 month period, (B) Net Sales during each consecutive four calendar quarter period ending during such 12 month period, (C) the “gross to net” adjustments with respect to the calculation of Net Sales for such 12 month period.

(c)           Upon the written request of the Seller, the Buyer shall, and shall cause its Affiliates and other members of the Buyer Rights Chain Group to, permit an independent public accountant (the “Accountant”) selected by the Seller and reasonably satisfactory to the Buyer, at the Seller’s expense, to have reasonable access upon reasonable prior notice and during normal business hours, but no more than once during any calendar year, to inspect the records specified in Section 4.19(a) for the purpose of determining the accuracy of the reports described in Section 4.19(a).  If the Accountant concludes that any Net Sales were underreported for any reporting period by more than five percent, the Buyer shall promptly reimburse the Seller for the reasonable out-of-pocket costs of the audit.  The Seller may exercise its rights under this Section 4.19(c) only within 60 days of receipt of a Net Sales Report if the amount for the Net Sales of the Product in the Net Sales Report does not agree to the audited financial statements reported to the SEC by the Buyer.

4.20         Privilege Rights.  The Seller and the Buyer agree that after the Closing, the Buyer shall be exclusively entitled to assert or waive rights with respect to any privileges to information that either party may assert pursuant to applicable Law relating to the Product, the Acquired Assets, the Business, or the Assumed Liabilities, including any action related to the foregoing or any other action in which the Buyer or its assets are a party.  Privileged information includes privileges arising under or relating to the attorney-client relationship, the accountant-client privilege and privileges relating to internal evaluative processes.

4.21         Corporate Existence.  The Seller shall maintain its corporate existence and its good standing in the State of Delaware and shall not commence any liquidation or make any voluntary filing for bankruptcy until the 18 month anniversary of the date of this Agreement.  The Seller shall provide at least 20 Business Days prior written notice to the Buyer of the Seller’s intent to commence any liquidation or make a voluntary filing for bankruptcy.

4.22         No Transfer of Right to Receive Milestone Payments.  The right to receive the First Milestone Payment and the Second Milestone Payment or any portion thereof, if payable pursuant to the terms and conditions of this Agreement, is not a security and may not be pledged, encumbered, dividended, distributed, sold, assigned or otherwise transferred (including any transfer by operation of Law), by the Seller to any third party (other than to a single representative of the stockholders of the Seller subject to written notice to, and the furnishing of applicable documentary evidence of, such transfer to the Buyer) (i) prior to the payment of either the First Milestone Payment or Second Milestone Payment, respectively, by the Buyer to the Seller or (ii) without the prior written consent of the Buyer.  The right of the Seller to receive the First Milestone Payment and the Second Milestone Payment shall not be represented by a certificate or other instrument and shall not represent a security interest or an ownership interest in the Buyer.

4.23         Medical Information Phone Number.  The Seller will, and will cause its transferees, successors-in-interest or assigns to, answer and transfer to the Buyer all calls received on the Medical Information Phone Number regarding any Product to the Buyer’s number at (650) 462-5900.

4.24         Business Operation.  The Buyer and the Seller agree that the Buyer shall continue to operate its business in the ordinary course and as it deems appropriate in its sole discretion, notwithstanding any provision of this Agreement, express or implied, to the contrary.

ARTICLE V

INDEMNIFICATION

5.1           Indemnification by the Seller.  Subject to the terms and conditions of this Article V, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Buyer and the Buyer’s directors, officers and employees from and against any and all losses, damages, obligations, liabilities, claims, fines, fees, penalties, interest, awards, judgments and claims of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable legal costs and expenses incurred in prosecution, investigation, remediation, defense or settlement (collectively, “Damages”) resulting from, based on, arising out of, in connection with or constituting:

(a)           the inaccuracy or any breach of any of the representations or warranties of the Seller contained in this Agreement or any agreement or certificate required to be delivered by the Seller pursuant to this Agreement;

(b)           any breach or failure to perform by the Seller of any covenant or agreement contained in this Agreement;

(c)           any non-compliance with applicable bulk sales laws;

(d)           any claims brought by employees, independent contractors or consultants of the Seller, including, but not limited to, those who were or are terminated prior to or as of the Closing Date;

(e)           Transaction Fees incurred by the Seller;

(f)            any Excluded Liabilities;

(g)           any Excluded Assets; or

(h)           one half (1/2) of any Damages incurred by the Buyer in connection with the matters set forth in Schedules 2.4(a), 2.4(d) and 2.4(e) of the Seller Disclosure Schedule.

5.2           Indemnification by the Buyer.  Subject to the terms and conditions of this Article V, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Seller and Seller’s directors, officers and employees from and against any and all Damages resulting from, based on, arising out of, in connection with or constituting:

(a)           the inaccuracy or any breach of any of the representations or warranties of the Buyer contained in this Agreement or any agreement or certificate required to be delivered by the Buyer pursuant to this Agreement;

(b)           any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement;

(c)           Transaction Fees incurred by the Buyer;

(d)           any Assumed Liabilities; or

(e)           any Acquired Assets.

5.3           Claims for Indemnification.

(a)           Third Party Claims.  All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.  A person or entity entitled to indemnification under this Article V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party.  For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Seller and (ii) in the case of a claim for indemnification by the Seller, the Buyer.  Such Third Party Claim Notice shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such third party claim and the amount of the Damages claimed (the “Third Party Claim Amount”).  Within 10 Business Days after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for the Indemnified Party.  The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation, financial or otherwise, on the Indemnified Party without the prior written consent of the Indemnified Party.

(b)           Procedure for Claims Not Involving Third Parties.  An Indemnified Party wishing to assert a claim for indemnification under this Article V that does not involve a third-party claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages.  Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds or, if payment is to be made from the Escrow Fund, authorization to the Escrow Agent (in accordance with the Escrow Agreement) to make payment of the Claim Amount to the Buyer from the Escrow Fund), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Seller by wire transfer of immediately available funds or, if payment is to be made from the Escrow Fund, authorization to the Escrow Agent (in accordance with the Escrow Agreement) to make payment of the Agreed Amount to the Buyer from the Escrow Fund) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount.  If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 6.10.

5.4           Survival.

(a)           The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date 18 months after the Closing Date, at which time they shall expire, other than the Core Reps, which shall survive indefinitely.  The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.

(b)           If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

5.5           Limitations.

(a)           Notwithstanding anything to the contrary contained in this Agreement,  the amount of Damages that may be recovered by an Indemnified Party under Section 5.1(a) or Section 5.2(a) shall not exceed the Escrow Fund, provided, however, that such limitation shall not apply with respect to:

(i)            those representations and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.2(a) (Authority), Section 2.3 (Taxes), Section 2.12 (Brokers), Section 2.13 (Title to Acquired Assets), Section 3.1 (Organization, Standing and Power) and Section 3.2(a) (Authority) (the “Core Reps”);

(ii)           Damages arising from the breach of Section 1.7 (Taxes and Fees) or Section 4.15 (Taxes) (collectively, the “Excluded Tax Damages”);

(iii)          Damages arising from a claim related to fraud, intentional misrepresentation or for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement; or

(iv)          Damages arising from a claim with respect to the Seller Product Returns.

(b)           An Indemnified Party shall not be permitted to recover any Damages under Section 5.1(a) or Section 5.2(a), as the case may be, until the aggregate amount of all such Damages (excluding Excluded Tax Damages) exceeds an amount equal to $50,000 (the “Deductible”), at which point the Indemnified Party shall recover any such and future Damages, including the amount of the Deductible.  The Deductible shall not apply to Excluded Tax Damages, any Damages arising from a claim related to fraud, intentional misrepresentation or for equitable relief made with respect to breaches of any covenant or agreement contained in this Agreement.

(c)           In no event shall the Seller’s liability under Section 5.1(h) exceed $1,000,000, and the Seller’s liability under any Paragraph IV patent proceeding shall be limited solely to those claims arising directly from the matters set forth in Schedules 2.4(a), 2.4(d) and 2.4(e) of the Seller Disclosure Schedule, which claims shall be separately monitored by the Buyer.

(d)           The amount of Damages recoverable by an Indemnified Party under this Article V with respect to an indemnity claim shall be reduced by the amount of any insurance payment received by such Indemnified Party (or an Affiliate thereof) with respect to such indemnity claim.  An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages.  If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article V with respect to such claim plus the amount of the insurance payments received, over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article V.

(e)           In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article V that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages.

(f)            Except with respect to claims related to fraud, intentional misrepresentation or for equitable relief made with respect to breaches of any representation, warranty, covenant or agreement contained in this Agreement (i) the rights of the Indemnified Parties under this Article V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement and (ii) and neither the Seller nor the Buyer, or their respective successors or permitted assigns, be entitled to claim or seek rescission of the transactions consummated by this Agreement.

5.6           Indemnification Payments.  All indemnification payments made hereunder shall be treated by all parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Tax Law.

5.7           Setoff.  Subject to the limitations set forth in Section 5.5, the parties acknowledge and agree that in the event (i) the Escrow Fund is depleted or is insufficient to cover the amount of Damages for which the Buyer is entitled to indemnification by the Seller under this Article V and (ii) the Seller has not satisfied its indemnification obligations under this Article V for a period of greater than 30 days, the Buyer may, at its sole discretion, set off any indemnification payment to which it is entitled under this Article V against payment of either or both of the First Milestone Payment and the Second Milestone Payment to the Seller.  If the Buyer shall set off any amounts pursuant to this Section 5.7, and Seller objects to that set off by notice to the Buyer given within 30 days of such set off and it is finally determined that the Buyer has improperly set off any amount, the Buyer shall be required to pay to the Seller interest on such improperly set off portion of the First Milestone Payment or the Second Milestone Payment, as applicable, from and after the First Additional Purchase Price Payment Date or the Second Additional Purchase Price Payment Date, as applicable, at a rate per month equal to the prime rate then in effect plus 2.00%, to the maximum extent permitted by applicable Law.  Such interest shall accrue and compound on a daily basis.  In addition to accrued interest on any improperly set off portion of the First Milestone Payment or the Second Milestone Payment, as applicable, the Buyer agrees to pay to the Seller reasonable attorneys’ fees and expenses and other reasonable costs and expenses incurred in connection with the collection of any unpaid portion of the First Milestone Payment or the Second Milestone Payment, as applicable.

ARTICLE VI

MISCELLANEOUS

6.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)           if to the Buyer, to

Depomed, Inc.
1360 O’Brien Drive
Menlo Park, California 94025
Attn: General Counsel
Telecopy: (650) 462-9993

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
1001 Page Mill Boulevard
Building One, Second Floor
Palo Alto, California 94304
Attn:  Kyle Guse
          K. Amar Murugan
Telecopy:  (650) 739-7699

(b)           if to the Seller, to

Xanodyne Pharmaceuticals, Inc.
One Riverfront Place
Newport, Kentucky 41071
Attn:  General Counsel
Telecopy:  (859) 342-2090

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn:  David E. Redlick
Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

6.2           Entire Agreement.  This Agreement (including the Seller Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof; provided that the Mutual Confidentiality Agreement, dated November 29, 2011, shall remain in effect in accordance with its terms until the Closing.

6.3           No Third Party Beneficiaries; No Successor Liability.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or entity or to otherwise create any third party beneficiary hereto.  The Buyer shall not be considered a successor to the Seller, any of its Affiliates or any of their respective predecessors by reason of any theory of laws or equity.

6.4           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or in part, from time to time to 1 or more of its Affiliates; provided that such transfer or assignment shall not relieve the Buyer of its primary liability for its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to the Buyer.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

6.5           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.6           Counterparts and Signature.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that both parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or .pdf transmission.

6.7           Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state or local Law or Tax Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

6.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of New York.

6.9           Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

6.10         Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of any state or federal court sitting in the State of New York, County of New York, including the federal district court for the Southern District of New York, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1.  Nothing in this Section 6.10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

6.11         Disclosure Schedules.  The Seller Disclosure Schedule shall be arranged in sections corresponding to the numbered Sections contained in Article II, and the disclosure in any section shall qualify (a) the corresponding section in Article II and (b) the other sections in Article II to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other Sections.

6.12         Seller’s Knowledge.  For purposes of this Agreement, the term “Seller’s Knowledge” means matters which are known by each of Natasha Giordano, Rita O’Connor, Thomas P. Jennings and Stan Micek after having made due inquiry of each their direct reports and the review of their files.

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DEPOMED, INC.

By:	/s/ James A. Schoeneck
Name: James A. Schoeneck
Title: President and Chief Executive Officer

XANODYNE PHARMACEUTICALS, INC.

By:	/s/ Natasha Giordano
Name: Natasha Giordano
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]